Exhibit 99.1

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Odyssey HealthCare, Inc.

We have audited the accompanying consolidated balance sheets of Odyssey HealthCare, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Odyssey HealthCare, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted revisions to U.S. generally accepted accounting principles and changed its method of accounting and financial statement presentation of noncontrolling interests in equity of consolidated subsidiaries, effective January 1, 2009.

/s/ Ernst & Young LLP

Dallas, Texas

March 10, 2010,

except for Note 22, as to which the date is

October 19, 2010

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$128,632	$56,043
Accounts receivable from patient services, net of allowance for uncollectible accounts of $12,462 and $9,789 at December 31, 2009 and 2008, respectively	110,593	127,922
Income taxes receivable	352	66
Deferred tax assets	10,235	13,319
Prepaid expenses and other current assets	6,017	7,906
Assets of discontinued operations	—	2,067

Total current assets	255,829	207,323
Property and equipment, net of accumulated depreciation	20,700	22,816
Deferred loan costs, net	3,033	3,761
Long-term investments	12,425	16,659
Intangibles, net of accumulated amortization	19,251	19,644
Goodwill	191,766	189,521
Other assets	—	1,227

Total assets	$503,004	$460,951

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,016	$4,906
Accrued compensation	31,729	27,493
Accrued nursing home costs	18,144	16,478
Accrued Medicare cap contractual adjustments	18,798	23,719
Other accrued expenses	44,187	45,904
Current maturities of long-term debt	38,675	6,394

Total current liabilities	155,549	124,894
Long-term debt, less current maturities	76,527	116,681
Deferred tax liabilities	15,171	13,610
Other liabilities	4,597	3,233
Commitments and contingencies	—	—
Equity:
Odyssey stockholders’ equity:
Common stock, $.001 par value:
75,000,000 shares authorized — 38,549,833 and 38,137,834 shares issued at December 31, 2009 and 2008, respectively	39	38
Additional paid-in capital	125,716	117,732
Retained earnings	194,431	153,840
Accumulated other comprehensive loss, net of income taxes	(1,481)	(1,585)
Treasury stock, at cost, 5,347,072 shares held at December 31, 2009 and 2008, respectively	(69,954)	(69,954)

Total Odyssey stockholders’ equity	248,751	200,071
Noncontrolling interests	2,409	2,462

Total equity	251,160	202,533

Total liabilities and equity	$503,004	$460,951

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)
Net patient service revenue	$686,438	$616,050	$398,232
Operating expenses:
Direct hospice care	396,774	361,445	233,664
General and administrative — hospice care	134,335	128,718	85,304
General and administrative — support center	64,734	70,574	46,484
Provision for uncollectible accounts	11,490	10,907	5,344
Depreciation	6,333	7,437	5,480
Amortization	392	431	243

	614,058	579,512	376,519

Income from continuing operations before other income (expense)	72,380	36,538	21,713
Other income (expense):
Interest income	479	1,968	2,509
Interest expense	(6,574)	(7,430)	(208)

	(6,095)	(5,462)	2,301

Income from continuing operations before provision for income taxes	66,285	31,076	24,014
Provision for income taxes	24,583	11,141	8,001

Income from continuing operations	41,702	19,935	16,013
Loss from discontinued operations, net of income taxes	(498)	(5,252)	(3,888)

Net income	41,204	14,683	12,125
Less: Net income attributable to noncontrolling interests	613	257	14

Net income attributable to Odyssey stockholders	$40,591	$14,426	$12,111

Income (loss) per common share:
Basic:
Continuing operations attributable to Odyssey stockholders	$1.25	$0.60	$0.48
Discontinued operations attributable to Odyssey stockholders	(0.02)	(0.16)	(0.12)

Net income attributable to Odyssey stockholders	$1.23	$0.44	$0.36

Diluted:
Continuing operations attributable to Odyssey stockholders	$1.24	$0.59	$0.48
Discontinued operations attributable to Odyssey stockholders	(0.02)	(0.16)	(0.12)

Net income attributable to Odyssey stockholders	$1.22	$0.43	$0.36

Weighted average shares outstanding:
Basic	32,935	32,674	33,029
Diluted	33,225	33,188	33,188

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Amount
	(Amounts in thousands)
Balance at January 1, 2007	37,870	$38	$108,682	$126,921	$—	$(56,045)	$—	$179,596
Share-based compensation	9	—	3,829	—	—	—	—	3,829
Income tax benefit on share-based compensation	—	—	119	—	—	—	—	119
Exercise of stock options	161	—	472	—	—	—	—	472
Issuance of shares under Employee Stock Purchase Plan	23	—	237	—	—	—	—	237
Purchase of treasury stock, at cost	—	—	—	—	—	(13,909)	—	(13,909)
Cumulative effect of change in accounting for uncertainties in income taxes	—	—	—	382	—	—	—	382
Transactions between Odyssey and noncontrolling interests	—	—	—	—	—	—	881	881
Net income	—	—	—	12,111	—	—	14	12,125

Balance at December 31, 2007	38,063	38	113,339	139,414	—	(69,954)	895	183,732
Comprehensive income:
Net income	—	—	—	14,426	—	—	257	14,683
Unrealized loss on interest rate swaps, net of income taxes	—	—	—	—	(1,303)	—	—	(1,303)
Unrealized loss on auction rate securities, net of income taxes	—	—	—	—	(282)	—	—	(282)

Total comprehensive income, net of income taxes								13,098

Transactions between Odyssey and noncontrolling interests	—	—	—	—	—	—	1,310	1,310
Share-based compensation	80	—	4,347	—	—	—	—	4,347
Income tax benefit on share-based compensation	—	—	150	—	—	—	—	150
Shares redeemed for employee tax withholdings	(35)	—	(336)	—	—	—	—	(336)
Exercise of stock options	11	—	50	—	—	—	—	50
Issuance of shares under Employee Stock Purchase Plan	19	—	182	—	—	—	—	182

Balance at December 31, 2008	38,138	38	117,732	153,840	(1,585)	(69,954)	2,462	202,533
Comprehensive income:
Net income	—	—	—	40,591	—	—	613	41,204
Unrealized gain on interest rate swaps, net of income taxes	—	—	—	—	185	—	—	185
Unrealized loss on auction rate securities, net of income taxes	—	—	—	—	(81)	—	—	(81)

Total comprehensive income, net of income taxes								41,308

Transactions between Odyssey and noncontrolling interests	—	—	—	—	—	—	(666)	(666)
Share-based compensation	138	—	5,083	—	—	—	—	5,083
Income tax benefit on share-based compensation	—	—	1,345	—	—	—	—	1,345
Shares redeemed for employee tax withholdings	—	—	(658)	—	—	—	—	(658)
Exercise of stock options	274	1	2,214	—	—	—	—	2,215

Balance at December 31, 2009	38,550	$39	$125,716	$194,431	$(1,481)	$(69,954)	$2,409	$251,160

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Operating Activities:
Net income attributable to Odyssey stockholders	$40,591	$14,426	$12,111
Adjustments to reconcile net income to net cash provided by operating activities and discontinued operations:
Loss from discontinued operations, net of taxes	498	5,252	3,888
Net income attributable to noncontrolling interests	613	257	14
Loss on disposal of property and equipment	410	150	211
Depreciation and amortization	6,725	7,868	5,723
Amortization of deferred loan costs	728	892	113
Share-based compensation expense	5,083	4,347	3,829
Deferred income taxes	4,588	(2,233)	(1,408)
Provision for uncollectible accounts	11,490	10,907	5,344
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable from patient services	7,240	(21,980)	(18,770)
Prepaid expenses and other current assets	2,919	3,108	458
Accounts payable, accrued nursing home costs, accrued Medicare cap contractual adjustments and other accrued expenses	765	(1,945)	1,301

Net cash provided by operating activities	81,650	21,049	12,814
Investing Activities:
Cash paid for acquisitions, net of cash acquired	(3,035)	(126,796)	724
Cash received from the sale of hospice programs and property	1,490	1,344	698
Purchases of short-term and long-term investments	—	(9,000)	(49,053)
Sales of short-term and long-term investments	4,100	41,693	61,650
Purchases of property and equipment, net	(6,638)	(4,428)	(9,628)

Net cash (used in) provided by investing activities	(4,083)	(97,187)	4,391
Financing Activities:
Proceeds from exercise of stock options	2,215	46	877
Cash (paid) received from sale of partnership interests and partnership distributions	(665)	893	881
Tax benefit from share-based compensation	1,345	150	119
Purchase of treasury stock	—	—	(13,909)
Payments of debt issue costs	—	(4,368)	(357)
Proceeds from borrowings under credit facility	—	130,000	—
Payments on credit facility	(7,873)	(6,926)	(2)

Net cash (used in) provided by financing activities	(4,978)	119,795	(12,391)

Net increase in cash and cash equivalents	72,589	43,657	4,814
Cash and cash equivalents, beginning of year	56,043	12,386	7,572

Cash and cash equivalents, end of year	$128,632	$56,043	$12,386

Supplemental cash flow information:
Cash interest paid	$5,875	$5,529	$95
Income taxes paid	$20,363	$1,754	$5,389

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2009, 2008 and 2007

1. Description of Business

Odyssey HealthCare, Inc. and its subsidiaries (the “Company”) provide hospice care, with a goal of improving the quality of life of terminally ill patients and their families. Hospice services focus on palliative care for patients with life-limiting illnesses, which is care directed at managing pain and other discomforting symptoms and addressing the psychosocial and spiritual needs of patients and their families. The Company provides for all medical, psychosocial care and certain other support services related to the patient’s terminal illness.

The Company was incorporated on August 29, 1995 in the state of Delaware and, as of December 31, 2009, had 90 Medicare-certified hospice providers serving patients and their families in 29 states, with significant operations in Texas, California and Arizona.

The Company completed its acquisition of VistaCare on March 6, 2008. The acquisition described in note “3. Acquisitions” significantly affects the comparability of the financial information for the years ended December 31, 2009, 2008 and 2007.

During 2008 and 2007, the Company offered equity interests in its Savannah, Georgia; Augusta, Georgia; Kansas City, Missouri and Brownsville, Texas hospice programs to third party investors of approximately 40%, 40%, 20% and 40%, respectively. The Company received $1.6 million and $0.9 million in proceeds during 2008 and 2007, respectively, from its investors in the offerings, which is recorded in noncontrolling interests on the Company’s consolidated balance sheets.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements reflect the results of operations and cash flows for the years ended December 31, 2009, 2008 and 2007. Certain amounts reported in previous years have been reclassified to conform to the 2009 presentation. In the period that a component of an entity has been disposed of or classified as held for sale, the results of operations for current and prior periods are reclassified in a single caption titled discontinued operations. The consolidated financial statements include the accounts of Odyssey HealthCare, Inc., its wholly-owned subsidiaries, and all subsidiaries and entities controlled by the Company through its direct ownership of a majority voting interest. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company’s consolidated financial statements include the accounts and operations of the Company and its subsidiaries and noncontrolling interests in which it owns more than a 50 percent interest. Noncontrolling interests, previously shown as minority interests, are reported below net income under the heading “Net income attributable to noncontrolling interests” in the consolidated statements of income and shown as a component of equity in the consolidated balance sheets.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management estimates include an allowance for uncollectible accounts, accrued compensation, accrued Medicare cap contractual allowances, other contractual allowances, accrued nursing home costs, accrued workers’ compensation, accrued patient care costs, accrued income taxes, accrued professional fees, accrued legal settlements, goodwill and intangible asset impairment and share-based compensation expense related to performance based awards. Actual results could differ from those estimates and such difference could be material.

Cash and Cash Equivalents

Cash and cash equivalents include currency, checks on hand, money market funds and overnight repurchase agreements of government securities.

Long-term Investments

As of December 31, 2009 and 2008, the Company had long-term investments totaling $12.4 million and $16.7 million, respectively, consisting of tax exempt auction rate securities (“ARS”). The ARS held by the Company are private placement securities for which the interest rates are reset every 35 days. The reset dates have historically provided a liquid market for these securities as investors historically could readily sell their investments. These types of securities generally have not experienced payment defaults and are backed by student loans, which carry guarantees as provided for under the Federal Family Education Loan Program of the U.S. Department of Education. All of the securities were AAA/Aaa rated at December 31, 2009. To date the Company has collected all interest payments on all of its ARS when due and expects to continue to do so in the future. The Company intended to liquidate all of its ARS prior to the end of 2009. However, due to the problems experienced in global credit and capital markets generally and the ARS market in particular, the Company’s ability to liquidate its ARS this year has been impaired. The Company successfully liquidated $4.1 million of ARS in October 2009, $8.0 million in July 2008, $8.0 million of ARS in June 2008, and $8.4 million of ARS in January 2008, all at par. The remaining principal of $13.0 million associated with ARS will not be accessible until successful ARS auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to maturity, or final payments come due according to contractual maturities from 25 to 28 years. The Company expects that it will receive the principal associated with these ARS through one of these means. The Company has classified these ARS as long-term investments.

The Company prepared a discounted cash flow analysis for its ARS using an estimated maturity of one year, which is when the Company estimates it will be able to liquidate these securities at par. The Company used a discount rate to reflect the current reduced liquidity of these securities. The discount rate was calculated by taking the existing interest rate being earned on the ARS as of December 31, 2009 and including a liquidity risk premium rate, which was calculated based on treasury yields applicable to the ARS maturity dates as of December 31, 2009. During the years ended December 31, 2009 and 2008, the Company reduced the fair value of the ARS by $0.1 million and $0.4 million (before taxes) based on this analysis. Changes in the fair value of the ARS are recognized, net of tax, in accumulated other comprehensive income (loss).

If the uncertainties in the credit and capital markets continue or these markets deteriorate further, these securities may not provide liquidity to the Company when needed or maintain the fair values estimated by the Company. If the Company had to liquidate any ARS at this time, it could incur significant losses. The Company currently believes that it has sufficient liquidity for its current needs without selling any ARS and does not currently intend to attempt to liquidate these securities until market conditions improve and it is not more likely than not that the Company will be required to liquidate any ARS before recovery of their entire cost basis. If the Company’s currently available resources are not sufficient for its needs and it is not able to liquidate any ARS on acceptable terms on a timely basis, it could have a significant adverse impact on the Company’s cash flows, financial condition and results of operations.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of their generally short maturities. The Company also carries its ARS at fair value. See note, “14. Fair Value of Financial Instruments” for additional information.

Accounts Receivable

Accounts receivable represents amounts due from patients, third-party payors (principally the Medicare and Medicaid programs), and others for services rendered based on payment arrangements specific to each payor. Approximately 89.2% and 90.9% of the gross accounts receivable as of December 31, 2009 and 2008, respectively, represent amounts due from the Medicare and Medicaid programs. The Company maintains a policy for reserving for uncollectible accounts. The Company calculates the allowance for uncollectible accounts based on a formula tied to the aging of accounts receivable by payor class. The Company may also reserve for specific accounts that are determined to be uncollectible. Accounts are written off when all collection efforts are exhausted.

Medicare fiscal intermediaries and other payors periodically conduct pre-payment and post-payment medical reviews and other audits of the Company’s reimbursement claims. In order to conduct these reviews, the payor requests documentation in the form of additional document requests from the Company and then reviews that documentation to determine compliance with applicable rules and regulations, including the eligibility of patients to receive hospice benefits, the appropriateness of the care provided to those patients, and the documentation of that care. The Company cannot predict whether medical reviews or similar audits by federal or state agencies or commercial payors of the Company’s hospice programs’ reimbursement claims will result in material recoupments or denials, which could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Goodwill and Indefinite-lived Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable assets acquired. Indefinite-lived intangible assets are comprised of license agreements and trademarks. Under FASB ASC Topic 350, “Intangibles — Goodwill and Other,” (formerly Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”), goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment annually or more frequently if certain indications of impairment arise. Goodwill is reviewed at the reporting unit level, which is defined as an operating segment or one level below an operating segment. The Company has defined their reporting units at the operating segment level.

Goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any. The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). The amount of the impairment would be the difference between the carrying amount of the goodwill and the implied fair value of the goodwill.

The Company’s 2009 annual goodwill impairment testing was performed as of November 30, 2009. In determining the fair value of reporting units, the Company uses multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes using multiples of EBITDA in determining the fair value of reporting units is appropriate because it correlates with what a market participant would be willing to pay for that reporting unit in today’s market. As of the date of the Company’s annual impairment testing, none of the reporting units failed step one and no reporting units were at risk of failing step one. Furthermore, the fair values of each of the Company’s reporting units represented no less than 185% of their carrying values. The Company evaluated whether any events had occurred or any circumstances had changed since November 30, 2009 that would indicate goodwill may have become impaired since the annual impairment testing. In this evaluation, the Company considered both qualitative and quantitative factors such as any adverse change in the business climate, current estimates of future profitability of reporting units, the Company’s current stock price and its market capitalization compared to the Company’s book value. Based on this evaluation, the Company determined that no indications of impairment have arisen since the annual goodwill impairment test. No impairment charges have been recorded as of December 31, 2009, 2008 and 2007.

The Company’s total cumulative amortizable goodwill for tax purposes was $79.4 million and $81.6 million as of December 31, 2009 and 2008, respectively. The goodwill and intangibles expected to be deductible for tax purposes is $6.1 million and $5.3 million for the tax years ended December 31, 2009 and 2008, respectively.

Net Patient Service Revenue

Net patient service revenue is reported at the estimated net realizable amounts (exclusive of the provision for uncollectible accounts) from Medicare, Medicaid, commercial insurance and managed care payors, patients and others for services rendered to patients. To determine net patient service revenue, management adjusts gross patient service revenue for estimated contractual adjustments based on historical experience and estimated Medicare cap contractual adjustments. Net patient service revenue does not include charity care or the Medicaid room and board payments. Net patient service revenue is recognized in the month in which services are delivered. The percentage of net patient service revenue derived under the Medicare and Medicaid programs was 97.0%, 96.6% and 97.0% for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company is subject to two limitations on Medicare payments for services. With one limitation, if inpatient days of care provided to patients at a hospice exceeds 20% of the total days of hospice care provided for an annual period beginning on November 1, then payment for days in excess of this limit are paid for at the routine home care rate. None of the Company’s hospice programs exceeded the payment limits on inpatient services for the years ended December 31, 2009, 2008 and 2007.

With the other limitation, overall payments made by Medicare to the Company on a per hospice program basis are also subject to a cap amount calculated by the Medicare fiscal intermediary at the end of the hospice cap period. The Medicare revenue paid to a hospice program from November 1 to October 31 of the following year may not exceed the annual cap amount which is calculated by using the following formula: Number of admissions to the program by patients who are electing to receive their Medicare hospice benefit for the first time multiplied by the Medicare cap amount, which for the November 1, 2008 through October 31, 2009 Medicare cap year was $23,014. The Medicare cap amount is reduced proportionately for patients who transferred in or out of our hospice services. The Medicare cap amount is annually adjusted for inflation, but is not adjusted for geographic differences in wage levels, although hospice per diem payment rates are wage indexed. The Medicare cap amount for the November 1, 2009 through October 31, 2010 cap year has not yet been announced by the Medicare program. The Company currently estimates the Medicare cap amount to be approximately $23,600 for the Medicare cap year ending October 31, 2010.

The following table shows the amounts accrued and paid for the Medicare cap contractual adjustments for the years ended December 31, 2007, 2008 and 2009, respectively:

	Accrued Medicare Cap Contractual Adjustments Year Ending December 31,
	2007		2008		2009
	(in thousands)
Beginning balance—accrued Medicare cap contractual adjustments	$26,679		$21,682		$23,719
Medicare cap contractual adjustments	5,039	(1)	6,852	(2)	4,565	(3)
Medicare cap contractual adjustments—discontinued operations	2,651	(4)	(27	)(4)	(79	)(4)
Payments to Medicare fiscal intermediaries	(12,687)		(12,996)		(9,407)
Balances acquired from VistaCare	—		8,208		—

Ending balance—accrued Medicare cap contractual adjustments	$21,682		$23,719		$18,798

(1)	Includes additional accrual of $0.9 million related to the 2006 Medicare cap year.

(2)	Includes additional accrual of $1.5 million related to the 2006 Medicare cap year.

(3)	Includes an accrual reversal of $1.1 million related to the 2007 Medicare cap year.

(4)	Medicare cap contractual adjustments reclassified to discontinued operations are related to all programs that were discontinued and sold during 2007, 2008 and 2009.

The Company reviews the adequacy of its accrued estimated Medicare cap contractual adjustments on a quarterly basis. Because of the many variables involved in estimating the Medicare cap contractual there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in material compliance with all applicable laws and regulations. Compliance with laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Charity Care

The Company provides charity care to patients without charge when management of the hospice program determines that the patient does not have the financial capability to pay, which is determined at or near the time of admission. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue.

Charity care, based on established charges, amounted to $6.1 million, $5.9 million and $4.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Direct Hospice Care Expenses

Direct hospice care expenses consist primarily of direct patient care salaries, employee benefits, payroll taxes, and travel costs associated with hospice care providers. Direct hospice care expenses also include the cost of pharmaceuticals, medical equipment and supplies, inpatient arrangements, net nursing home costs, medical director fees, purchased services such as ambulance, infusion and radiology and reimbursement for mileage for the Company’s patient caregivers.

Property and Equipment and Other Intangible Assets

Property and equipment, including improvements to existing facilities, are recorded at cost. Depreciation and amortization are calculated primarily using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for major asset categories are three to five years for equipment and computer software, five years for office furniture and twenty years for buildings. Leasehold improvements are amortized over the shorter of the lease term or the asset’s useful life, generally three to five years. Routine repairs and maintenance are charged to expense as incurred. Certain costs associated with developing computer software for internal use are capitalized.

Identifiable intangible assets with finite lives are amortized over their estimated useful lives. These intangible assets are comprised of non-compete agreements, favorable leases and capitalized Certificate of Need (“CON”) costs. The non-compete agreements are being amortized based on the terms of their respective agreements ranging from two to seven years. The CON costs are related to CON’s obtained in Florida and are being amortized over 20 years. The favorable leases are being amortized over their respective lease terms, ranging from two to six years.

When events, circumstances and operating results indicate that the carrying value of certain property, equipment, and other intangible assets might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Indicators of potential impairment are typically beyond the control of management. If market conditions become less favorable than those projected by management, impairments may be required.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation.” Under FASB ASC Topic 718, the Company recognizes share-based compensation ratably using the straight-line attribution method over the requisite service period. Share-based compensation is measured based on the grant date fair value of the respective awards. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The Company estimates forfeitures based on historical experience and future expectations. Share-based compensation expense is included within the “general and administrative—support center” line item in the Company’s consolidated statements of income.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period plus the effect of dilutive securities, giving effect to the conversion of employee stock options, restricted stock awards and outstanding warrants (using the treasury stock method and considering the effect of unrecognized deferred compensation charges).

Discontinued Operations

Discontinued operations represent a component of an entity that has been disposed of or is classified as held for sale and has operations and cash flows that can be clearly distinguished from the rest of the entity. In the period that a component of an entity has been disposed of or classified as held for sale, the results of operations for current and prior periods are reclassified in a single caption titled discontinued operations.

Income Taxes

The Company accounts for income taxes using the liability method as required by ASC Topic 740, “Income Taxes” (formerly SFAS No. 109—“Accounting for Income Taxes”). Under the liability method, deferred taxes are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse. Management provides a valuation allowance for any net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered.

On January 1, 2007, the Company adopted a new accounting pronouncement issued by the FASB located under ASC Topic 740, “Income Taxes” (formerly FASB FIN No. 48—“Accounting for Uncertainty in Income Taxes”), which clarifies the accounting for uncertainty in income taxes. The cumulative effect of applying the provisions of this pronouncement is reported as an adjustment to the opening balance of retained earnings. This pronouncement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Self-Insured Liability Insurance

The Company maintains general (occurrence basis) and professional (claims made basis) liability insurance coverage on a company-wide basis with limits of liability of $1.0 million per occurrence and $3.0 million in the aggregate, both with a deductible of $75,000 per occurrence or claim. The Company also maintains workers’ compensation coverage, except in Texas, at the statutory limits and an employer’s liability policy with a $1.0 million limit per accident/employee, with a deductible of $500,000 per occurrence. In Texas the Company does not subscribe to the state workers’ compensation program, instead the Company maintains a separate employer’s excess indemnity coverage in the amount of $5.0 million per accident/employee and voluntary indemnity coverage in the amount of $5.0 million per accident/employee, with a $5.0 million aggregate limit. The Company also maintains a policy insuring hired and non-owned automobiles with a $1.0 million limit of liability and a $250,000 deductible per occurrence. In addition, the Company maintains umbrella coverage with a limit of $20.0 million excess over the general, professional, hired and non-owned automobile and employer’s liability policies. The Company has accrued $10.2 million and $8.9 million for workers’ compensation claims as of December 31, 2009 and 2008, respectively.

Nursing Home Costs

For patients receiving nursing home care under a state Medicaid program who elect hospice care under Medicare or Medicaid, the Company contracts with nursing homes for the nursing homes to provide patients room and board services. The state must pay the Company, in addition to the applicable Medicare or Medicaid hospice daily or hourly rate, an amount equal to at least 95% of the Medicaid daily nursing home rate for room and board furnished to the patient by the nursing home. Under the Company’s standard nursing home contracts, the Company pays the nursing home for these room and board services at the Medicaid daily nursing home rate. Nursing home costs are offset by nursing home net revenue, and the net amount is included in direct hospice care expenses. Nursing home costs totaled $133.1 million, $119.2 million and $84.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. Nursing home net revenue totaled $125.3 million, $112.0 million and $80.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. This resulted in net nursing home costs of $7.8 million, $7.2 million and $4.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Advertising Costs

The Company expenses all advertising costs as incurred, which totaled $1.0 million, $1.3 million and $0.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Deferred Rent Liability

Payments under operating leases are recognized as rent expense on a straight-line basis over the term of the related lease. The difference between the rent expense recognized for financial reporting purposes and the actual payments made in accordance with the lease agreements is recognized as a deferred rent liability. Deferred rent at December 31, 2009 and 2008 was $5.8 million and $6.6 million, respectively.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure in the financial statements and has determined that no additional disclosures are necessary.

Recent Accounting Pronouncements

In September 2006, the FASB issued a new accounting pronouncement regarding fair value (formerly SFAS No. 157—“Fair Value Measurements”). This pronouncement, located under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This pronouncement does not require any new fair value measurements in financial statements, but standardizes its definition and guidance in GAAP. The Company adopted this pronouncement effective beginning on January 1, 2008 for financial assets and financial liabilities, which did not have a material impact on its financial statements. In February 2008, the FASB delayed by one year the effective date of this pronouncement for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted this pronouncement effective beginning on January 1, 2009 for nonfinancial assets and nonfinancial liabilities, which did not have any impact on the Company’s financial statements.

In December 2007, the FASB issued a new accounting pronouncement regarding business combinations (formerly SFAS No. 141 (revised 2007)—“Business Combinations”). This pronouncement, located under FASB ASC Topic 805, “Business Combinations,” was issued to improve the relevance, representational faithfulness, and comparability of information in financial statements about a business combination and its effects. This pronouncement retains the purchase method of accounting for business combinations, but requires a number of changes including contingent consideration, such as earn-outs, will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settled; acquisition-related transaction and restructuring costs will be expensed as incurred; previously-issued financial information will be revised for subsequent adjustments made to finalize the purchase price accounting; reversals of valuation allowances related to acquired deferred tax assets and changes to acquired income tax uncertainties will be recognized in earnings, except in certain situations. ASC Topic 805 also requires an acquirer to recognize at fair value, an asset acquired or a liability assumed in a business combination that arises from a contingency provided the asset or liability’s fair value can be determined on the date of acquisition. The Company adopted this pronouncement on a prospective basis effective beginning on January 1, 2009. For business combinations completed on or subsequent to the adoption date, the application of this pronouncement may have a significant impact on the Company’s financial statements, the magnitude of which will depend on the specific terms and conditions of the transactions. The Company did not have any material business combinations during 2009.

In December 2007, the FASB issued a new accounting pronouncement regarding noncontrolling interests and the deconsolidation of a subsidiary (formerly SFAS No. 160—“Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”). This pronouncement, located under FASB ASC Topic 810, “Consolidation,” was issued to improve the relevance, comparability, and transparency of financial information provided in financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company adopted this pronouncement effective beginning on January 1, 2009. As a result of this adoption, the Company presents noncontrolling interests (previously shown as minority interests in consolidated subsidiaries) as a component of equity on the consolidated balance sheets. Minority interest expense is no longer separately reported as a reduction in net income on the consolidated statements of income, but is instead shown below net income under the heading “net income attributable to non controlling interests.” Total provision for income taxes remains unchanged; however, the Company’s effective tax rate as calculated from the balances shown on the consolidated statements of income have changed as net income attributable to noncontrolling interests is no longer included as a deduction in the determination of income from continuing operations. The adoption of this pronouncement did not have a material impact on the Company’s financial statements other than the presentation requirements previously mentioned.

In March 2008, the FASB issued a new accounting pronouncement regarding derivative and hedging activities (formerly SFAS No. 161—“Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”). This pronouncement, located under FASB ASC Topic 815, “Derivatives and Hedging,” was issued to improve transparency of financial information provided in financial statements by requiring expanded disclosures about an entity’s derivative and hedging activities. This pronouncement requires entities to provide expanded disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company adopted this pronouncement effective beginning on January 1, 2009. The adoption of this pronouncement did not have any impact on the Company’s financial statements as it contains only disclosure requirements.

In April 2009, the FASB issued a new accounting pronouncement regarding interim disclosures about fair value of financial instruments (formerly FSP FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1—“Interim Disclosures about Fair Value of Financial Instruments”). This pronouncement, located under FASB ASC Topic 825, “Financial Instruments,” increases the frequency of fair value disclosures by requiring both interim and annual disclosures. The Company adopted this pronouncement on a prospective basis effective beginning on April 1, 2009. The adoption of this pronouncement did not have any impact on the Company’s financial statements as it contains only disclosure requirements.

In April 2009, the FASB issued a new accounting pronouncement regarding fair value (formerly Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This pronouncement, located under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This pronouncement also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company adopted this pronouncement on a prospective basis effective beginning on April 1, 2009. The adoption of this pronouncement did not have any impact on the Company’s financial statements.

In April 2009, the FASB issued a new accounting pronouncement regarding other-than-temporary impairments (formerly FASB Staff Position No. FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). This pronouncement, located under FASB ASC Topic 320, “Investments—Debt and Equity Securities,” amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This pronouncement does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities and does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this pronouncement requires comparative disclosures only for periods ending after initial adoption. The Company adopted this pronouncement during the second quarter of 2009 and it did not have any impact on the Company’s financial statements.

In May 2009, the FASB issued a new accounting pronouncement regarding subsequent events (formerly SFAS No. 165—“Subsequent Events”). This pronouncement, located under FASB ASC Topic 855, “Subsequent Events,” was issued to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement requires entities to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. The Company adopted this pronouncement on a prospective basis effective beginning on April 1, 2009. The adoption of this pronouncement did not have any impact on the Company’s financial statements. In February 2010, the FASB amended its guidance on subsequent events to remove the requirement for public companies to disclose the date through which an entity has evaluated subsequent events.

In June 2009, the FASB issued a new accounting pronouncement regarding authoritative GAAP (formerly SFAS No. 168—“The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). This pronouncement, located under FASB ASC Topic 105, “Generally Accepted Accounting Principles,” establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative GAAP recognized by the FASB for nongovernmental entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All other nongrandfathered non-SEC accounting literature not included in the Codification is nonauthoritative. The Company adopted this pronouncement effective beginning on July 1, 2009. The adoption of this pronouncement did not have any impact on the Company’s financial statements other than the manner in which new accounting guidance is referenced.

In June 2009, the FASB issued a new accounting pronouncement regarding variable interest entities (formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). This pronouncement, located under FASB ASC Topic 810, “Consolidation,” was issued to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC Topic 810 requires an enterprise to perform an ongoing analysis to determine whether the enterprise has a controlling financial interest in a variable interest entity. This pronouncement will be effective for the Company beginning on January 1, 2010. The Company does not expect the adoption of this pronouncement to have a significant impact on its future financial position, results of operations, earnings per share, and cash flows.

3. Acquisitions

On March 6, 2008, the Company completed its acquisition of Scottsdale, Arizona-based VistaCare, Inc. (“VistaCare”) for $8.60 per share, or approximately $147.1 million, plus $2.4 million in transaction costs. The transaction was structured as a two-step acquisition including a cash tender offer for all outstanding shares of VistaCare common stock followed by a cash merger in which the Company acquired all of the remaining outstanding shares of VistaCare common stock. The transaction substantially extended the Company’s industry leadership and geographic reach. The Company also believes that the transaction created additional visibility that adds value in its marketing, recruiting and development activities. Following the completion of this transaction, the Company had approximately 100 Medicare-certified hospice locations in 30 states and an average daily census of more than 12,000 patients. During 2008 and 2009, the Company consolidated some markets in which both Odyssey and VistaCare had programs in the same location. As of December 31, 2009, the Company had 90 Medicare-certified programs in 29 states. The operations of VistaCare were included in the Company’s results of operations beginning February 29, 2008.

The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The Company obtained independent appraisals of identifiable intangible assets and their remaining useful lives. The Company also reviewed and determined the fair value of other assets and liabilities assumed. The final estimated fair values of the assets acquired and liabilities assumed relating to the VistaCare acquisition are summarized below (in thousands):

Cash	$22,617
Other current assets	46,390
Property and equipment	4,959
Other assets	13,056
Licenses	8,982
Trademarks	7,235
Other intangible assets	456
Goodwill	90,980

Total assets acquired	194,675
Current liabilities	44,024
Other liabilities	1,155

Net assets acquired	$149,496

The Company recorded $91.0 million of goodwill in connection with this acquisition. No amount is expected to be deductible for tax purposes. Any future adjustments to the acquired assets and liabilities will be recorded as a component of net income.

Prior to the acquisition, the Company determined that it would transition the VistaCare corporate functions to the Company’s corporate office. During the third quarter of 2008, the Company substantially completed the transition of the VistaCare corporate functions to its Dallas Support Center and the transition of all the VistaCare program sites to its information systems. During the fourth quarter of 2008, the Company completed the process of ramping up its Support Center operations. Estimated liabilities of $6.1 million for severance costs, $1.9 million for lease termination costs, $0.3 million related to a buyout of a non-compete agreement and $0.2 million for bonuses related to the transition were recorded as part of the purchase price allocation. All estimated liabilities have been paid as of December 31, 2009 except for the lease termination costs which has a remaining balance of $0.5 million.

On December 31, 2008, the Company acquired a hospice program in Flint, Michigan for approximately $0.5 million.

On December 31, 2009, the Company acquired a hospice program in Westchester, Illinois for approximately $3.2 million.

The following unaudited pro forma data summarizes the results of operations for the periods indicated as if the VistaCare and Flint, Michigan acquisitions noted above had been completed as of the beginning of the periods presented. The 2009 acquisition was not included in the pro forma results as it was not a material acquisition. The pro forma results of operations gives effect to actual operating results prior to the acquisitions, adjusted to include the pro forma effect of the acquisitions. The pro forma results do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the periods presented or that may be obtained in the future.

	For the years ended December 31,
	2008	2007
	(in millions, except per share data)
Revenues	$660.4	$647.0
Income from continuing operations	14.3	15.7
Net income	9.5	12.1
Income per common share:
Basic:
Continuing operations	$0.44	$0.48
Net	0.29	0.37
Diluted:
Continuing operations	$0.43	$0.47
Net	0.29	0.36

4. Goodwill and Intangible Assets

The table below sets forth the changes in the carrying amount of goodwill by segment for the years ended December 31, 2009 and 2008:

	Northeast	Southeast	South Central	Midwest	Texas	Mountain	West	South	Southwest	VistaCare South	VistaCare Central	VistaCare West/ North	Total
January 1, 2008	$3,397	$12,314	$17,346	$3,734	$21,775	$31,983	$7,630	$—	$—	$—	$—	$—	$98,179
Acquisition	—	—	50	—	312	—	—	—	—	12,988	19,432	58,560	91,342

December 31, 2008	3,397	12,314	17,396	3,734	22,087	31,983	7,630	—	—	12,988	19,432	58,560	189,521
Acquisition	—	—	—	2,245	—	—	—	—	—	—	—	—	2,245
Transfers	5,973	(3,404)	7,176	16,619	15,480	12,905	—	12,913	23,318	(12,988)	(19,432)	(58,560)	—

December 31, 2009	$9,370	$8,910	$24,572	$22,598	$37,567	$44,888	$7,630	$12,913	$23,318	$—	$—	$—	$191,766

During 2009, the Company reorganized its operating segments to better align its hospice programs. In accordance with ASC Topic 350, the Company reallocated goodwill from the old segment to the new segment based on the relative fair value of the hospice program transferred. In determining the fair value of a hospice program, the Company used multiples of EBITDA, which the Company believes correlates with what a market participant would be willing to pay for that program in today’s market.

Intangible assets as of December 31, 2009 and 2008 consisted of the following:

	December 31, 2009		December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-competition agreements	$2,305	$2,185	$2,305	$2,072
Licenses	11,195	—	11,295	—
Trademarks	7,235	—	7,235	—
Other	1,188	487	1,188	307

Totals	$21,923	$2,672	$22,023	$2,379

Intangible assets amortization expense was $0.4 million, $0.4 million and $0.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. Estimated intangible assets amortization expense is $0.1 million for 2010, 2011, 2012, 2013, and 2014. Actual future amortization expense could differ from these estimated amounts as a result of future acquisitions and other factors.

5. Repurchases of Common Stock

On November 21, 2006, the Company announced the adoption of an open market stock repurchase program to repurchase up to $10.0 million of the Company’s common stock over a twelve-month period. The timing and the amount of any repurchase of shares during the twelve-month period was determined by management based on its evaluation of market conditions and other factors. The Company completed this stock repurchase program in May 2007 and repurchased an aggregate of 801,683 shares of the Company’s common stock at a total cost of $10.0 million (average cost of $12.47 per share). Of this amount, 59,477 shares for approximately $0.8 million was repurchased in 2007. The stock repurchases were funded out of working capital.

On May 4, 2007, the Company announced the adoption of a stock repurchase program to repurchase up to $50.0 million of the Company’s common stock over the twelve month period beginning on May 4, 2007 either in the open market or through privately negotiated transactions, subject to market conditions and other factors. The repurchased shares were added to the treasury shares of the Company and may be used for employee stock plans and for other corporate purposes. The stock repurchases were funded out of working capital. The stock repurchase program expired on May 4, 2008. The Company repurchased 1,056,623 shares of its common stock for approximately $13.1 million (average cost of $12.42 per share) during this program.

No shares were repurchased during 2008 or 2009. The terms of the Company’s credit agreement may restrict the Company’s ability to repurchase additional stock in the future.

6. Stock Options and Restricted Stock Awards

During 2001, the Company adopted the 2001 Equity-Based Compensation Plan (“Compensation Plan”). Awards of stock options and restricted stock under the Compensation Plan shall not exceed the lesser of 225,000,000 shares or 10% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options, warrants and the conversion or exchange or exercise of all securities convertible into or exchangeable or exercisable for common stock. In May 2005, shareholders of the Company approved an amendment to increase the number of common shares reserved and available for issuance from inception of the Compensation Plan to a total of 6,149,778 shares under the Compensation Plan. The Company no longer grants options under the Odyssey HealthCare, Inc. Stock Option Plan (“Stock Option Plan”). There were 1,473,480, 1,811,516 and 1,466,883 shares available for issuance under the Compensation Plan at December 31, 2009, 2008 and 2007, respectively.

At December 31, 2009, there were 12,614 and 1,421,112 options outstanding under the Stock Option Plan and the Compensation Plan, respectively, with exercise prices ranging from $1.38 to $30.64 per share. Most options granted have five to ten year terms and vest ratably over a four or five year term, with the exception of certain options for which the Company accelerated the vesting.

A summary of outstanding stock options under the Company’s stock compensation plans at December 31, 2009 is presented below:

Range of exercise prices	Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
$1.38 to $9.93	242,614	$9.50	7.39	1,477,967
$9.94 to $15.53	612,724	$13.36	4.35	1,369,530
$15.54 to $19.72	313,204	$17.98	5.57	—
$19.73 to $22.33	139,936	$22.22	3.55	—
$22.34 to $30.64	125,248	$29.76	3.98	—

Totals	1,433,726	$16.01	5.02	$2,847,497

At December 31, 2009, there were 1,392,202 restricted stock awards and restricted stock unit (“RSU’s”) awards outstanding under the Compensation Plan that are described in more detail below.

In addition to time-based awards, the Company will grant incentive-based RSUs to certain employees from time to time. The total number and vesting of the incentive-based RSUs that are eligible for each award recipient is based upon the Company attaining certain specified earnings per share (“EPS”) from continuing operations targets in the year granted. Provided the award recipient remains an employee continuously from the date of grant through the applicable vesting date, one-fourth of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable EPS target, will vest on the date the Compensation Committee (“Committee”) certifies that the EPS target has been met. The remaining three-fourths of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable EPS target, will vest in three equal, annual installments.

In February 2008, the Committee approved, for certain executive officers, the exchange of selected “underwater” stock options for time-based RSUs. The Committee was concerned that the underwater stock options provided little or no financial or retention incentives to the executive officers. The Committee believes that the exchange of the underwater stock options for the time-based RSUs adequately addressed those concerns. Stock option awards of 685,000 shares, with a weighted average exercise price of $17.35, were exchanged for 126,146 shares of time-based RSUs. Of the stock option awards exchanged, 287,500 shares were unvested. The shares of time based RSUs had a fair value of $9.18 per share and will vest ratably over a three year period beginning February 12, 2009. There was no material charge to share-based compensation expense from the exchange.

The Company recorded $5.1 million, $4.3 million and $3.8 million in share-based compensation expense for the years ended December 31, 2009, 2008 and 2007, respectively, for awards under the Compensation Plan. The tax benefit on share-based compensation expense was $1.3 million, $0.2 million and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The deemed fair value for options was estimated at the date of grant using the Black-Scholes Model, which considers volatility. The following table illustrates the weighted average assumptions for the years ended December 31:

	2007	2008
Risk-free interest rate	4.57%	2.84%
Expected life	5 years	5 years
Expected volatility	0.496	0.495
Expected dividend yield	—	—

A summary of stock option activity under the Company’s stock compensation plans at December 31, 2009 is presented below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2009	2,252,766	$16.12
Granted	—	$—
Exercised	(274,346)	$8.07
Cancelled	(544,694)	$20.46

Outstanding at December 31, 2009	1,433,726	$16.01	5.02	$2,847,497

Exercisable at December 31, 2009	1,252,676	$16.72	4.67	$1,996,408

The weighted average deemed fair value of the options granted was $4.64 and $5.14 for the years ended December 31, 2008 and 2007, respectively. The total aggregate intrinsic value of options exercised was $1.6 million, $48,000 and $1.7 million during the years ended December 31, 2009, 2008 and 2007, respectively. Cash received from option exercises under stock-based payment arrangements during the year ended December 31, 2009 was $2.2 million.

A summary of the Company’s restricted stock activity for the year ended December 31, 2009 is presented below:

	Compensation Plan
	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at January 1, 2009	744,449	$9.42
Granted	925,368	$10.49
Vested	(234,415)	$9.51
Cancelled	(43,200)	$8.93

Non-vested at December 31, 2009	1,392,202	$10.12

The total fair value of restricted stock that vested during the year ended December 31, 2009 was $2.5 million.

As of December 31, 2009, there was $11.5 million (pretax) of total unrecognized share-based compensation expense related to the Company’s non-vested share-based compensation plans, which is expected to be recognized over a weighted-average period of 2.6 years.

7. Earnings Per Share

The following table presents the calculation of basic and diluted net income attributable to Odyssey stockholders per common share:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)
Numerator:
Numerator for net income per share
Income from continuing operations	$41,702	$19,935	$16,013
Loss from discontinued operations, net of tax	(498)	(5,252)	(3,888)
Less: net income (loss) attributable to noncontrolling interests	613	257	14

Net income attributable to Odyssey stockholders	$40,591	$14,426	$12,111

Denominator:
Denominator for basic net income per share—weighted average shares	32,935	32,674	33,029
Effect of dilutive securities:
Employee stock options and restricted stock awards	290	512	157
Series B Preferred Stock Warrants convertible to common stock	—	2	2

Denominator for diluted net income per share—adjusted weighted average shares and assumed or actual conversions	33,225	33,188	33,188

Income (loss) per common share:
Basic:
Continuing operations attributable to Odyssey stockholders	$1.25	$0.60	$0.48
Discontinued operations attributable to Odyssey stockholders	(0.02)	(0.16)	(0.12)

Net income attributable to Odyssey stockholders	$1.23	$0.44	$0.36

Diluted:
Continuing operations attributable to Odyssey stockholders	$1.24	$0.59	$0.48
Discontinued operations attributable to Odyssey stockholders	(0.02)	(0.16)	(0.12)

Net income attributable to Odyssey stockholders	$1.22	$0.43	$0.36

For the years ended December 31, 2009, 2008 and 2007, options outstanding of 1,119,707, 2,040,052 and 3,014,219, respectively, were not included in the computation of diluted earnings per share because either the exercise prices of the options were greater than the average market price of the common stock or the total assumed proceeds under the treasury stock method resulted in negative incremental shares, and thus the inclusion would have been anti-dilutive. In addition, there were 22,430, 44,860 and 112,788 anti-dilutive shares relating to restricted stock awards for the years ended December 31, 2009, 2008 and 2007, respectively.

8. Discontinued Operations

The Company conducts an ongoing strategic review of its hospice programs and evaluates whether to sell or close certain hospice programs based on this strategic review. No programs were held for sale as of December 31, 2009. The Oklahoma City program and the Oklahoma City inpatient unit were held for sale as of December 31, 2008.

During the first quarter of 2007, the Company announced that it would exit the Tulsa, Oklahoma hospice market which was located in the Company’s Central region and in February 2007, the Company sold the Tulsa hospice program. As part of the sale, the purchaser assumed the office lease and purchased certain assets such as furniture/fixtures, equipment, deposits and licenses. The Company recognized an immaterial pretax loss during the first quarter of 2007 related to the sale of the program.

During the second quarter of 2007, the Company decided to sell its Valdosta, Georgia; Columbia, South Carolina; St. George, Utah; Rockford, Illinois; and Allentown, Pennsylvania hospice programs and the Huntsville, Alabama alternate delivery site (“ADS”). The Company completed the sale of its Valdosta and Columbia programs which were located in the Company’s Southeast region in June 2007 and recognized an immaterial pretax loss in the second quarter on the sale of the programs. The Company completed the sale of its Huntsville ADS and its St. George and Allentown programs which were located in the Company’s Southeast, Mountain and Midwest regions, respectively, during the third quarter of 2007 and recognized an immaterial pretax loss in the third quarter for the disposition of the programs. The Company completed the sale of the Rockford program which was located in the Company’s Midwest region during the fourth quarter of 2007 and recognized an immaterial pretax gain in the fourth quarter on the sale of the Rockford program.

During the fourth quarter of 2007, the Company decided to sell its Odessa, Texas; Big Spring, Texas; Cincinnati, Ohio; and Wichita, Kansas hospice programs. The Company completed the sale of the Odessa and Big Spring programs which were located in the Company’s Mountain region on January 1, 2008 and recognized an immaterial pretax loss during the fourth quarter of 2007 related to these programs. The Company completed the sale of the Cincinnati and Wichita programs, which were located in the Company’s Midwest and South Central regions, respectively, during the first quarter of 2008 and no material amounts were recorded as a result.

During the first quarter of 2008, the Company decided to sell its Baton Rouge, Louisiana; Ventura, California; Fort Wayne, Indiana; and Oklahoma City, Oklahoma hospice programs, which were located in the Company’s Southeast, West, Midwest and South Central regions, respectively. The Company also decided to close the Bryan/College Station, Texas hospice program and the Dallas, Texas inpatient unit. The closures of the Bryan/College Station program and Dallas inpatient unit, which were located in the Company’s Texas and South Central regions, respectively, resulted in a pretax loss of $1.5 million during the first quarter of 2008, which included an accrual of $1.2 million for future lease costs related to the closed programs.

During the second quarter of 2008, the Company decided to close the Colorado Springs, Colorado inpatient unit and the Tucson, Arizona VistaCare hospice program. The closures, which were located in the Company’s Mountain and VistaCare West regions, respectively, resulted in a pretax loss of $2.3 million during the second quarter of 2008, which included an accrual of $2.1 million for future lease costs related to the closed programs.

During the third quarter of 2008, the Company completed the sale of the Baton Rouge hospice program, which was located in the Company’s Southeast region, and no material amounts were recorded as a result of the sale.

During the fourth quarter of 2008, the Company completed the sale of the Ventura and Fort Wayne hospice programs which were located in the West and Midwest regions, respectively, and recognized an immaterial pretax gain for each of these programs.

During the second quarter of 2009, the Company recorded a pretax loss of approximately $0.6 million, which was a result of the writedown of assets from $2.1 million to $1.5 million for the Oklahoma City program, including the related inpatient unit. The Company completed the sale of the Oklahoma City program, including the related inpatient unit, on July 13, 2009. The Oklahoma City program and inpatient unit were located in the Company’s South Central region. Net proceeds from the sale were approximately $1.5 million. The $1.5 million received in net proceeds was paid to the Company’s lenders as a mandatory prepayment of principal.

The assets of these entities included in discontinued operations are presented in the consolidated balance sheets under the captions “Assets of discontinued operations.” The carrying amounts of these assets were as follows:

	December 31, 2009	December 31, 2008
	(In thousands)	(In thousands)
Prepaid expenses and other current assets	$—	$15
Property and equipment, net	—	2,052

Total assets of discontinued operations	$—	$2,067

Net revenue and losses for these entities and the write-down of assets sold were included in the consolidated statement of operations as “Loss from discontinued operations, net of income taxes,” for all periods presented. The amounts are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Net patient service revenue	$2,230	$6,200	$22,766
Pre-tax loss from operations	$(230)	$(8,031)	$(5,960)
Benefit for income taxes	88	3,072	1,988

Loss from discontinued operations	$(142)	$(4,959)	$(3,972)
Gain (loss) on sale of assets, net of income taxes	(356)	(293)	84

Loss from discontinued operations, net of income taxes	$(498)	$(5,252)	$(3,888)

Loss per diluted share	$(0.02)	$(0.16)	$(0.12)

9. Allowance for Uncollectible Accounts

The allowance for uncollectible accounts for patient accounts receivable is as follows:

	Balance at Beginning of Year	Provision for Uncollectible Accounts	Write-Offs, Net of Recoveries	Balance at End of Year
	(In thousands)
Year ended December 31, 2007	$2,501	$5,344	$(3,482)	$4,363
Year ended December 31, 2008	$4,363	$10,907	$(5,481)	$9,789
Year ended December 31, 2009	$9,789	$10,842	$(8,169)	$12,462

10. Property and Equipment

Property and equipment at December 31, 2009 and 2008 are detailed below:

	December 31,
	2009	2008
	(In thousands)
Office furniture	$10,015	$9,676
Computer hardware	6,604	6,870
Computer software	11,467	12,676
Equipment	2,998	3,640
Motor vehicles	369	369
Land	1,098	1,098
Buildings	4,529	4,534
Leasehold improvements	13,958	11,288
Construction in progress	509	393

Property and equipment	51,547	50,544
Less accumulated depreciation and amortization	(30,847)	(27,728)

Property and equipment, net	$20,700	$22,816

Depreciation expense for property and equipment was $6.3 million, $7.4 million and $5.5 million for the year ended December 31, 2009, 2008 and 2007, respectively. The Company had $2.7 million and $4.6 million in unamortized computer software costs as of December 31, 2009 and 2008, respectively. The Company recorded depreciation expense related to the amortization of computer software costs of $0.9 million, $1.8 million and $1.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

11. Other Accrued Expenses

Other accrued expenses at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
	(In thousands)
Workers’ compensation	$10,172	$8,895
Inpatient	6,705	7,432
Deferred rent	5,821	6,581
Pharmacy	851	728
Medical supplies and durable medical equipment	3,691	3,507
Property taxes	357	487
Medical director fees	671	661
Professional fees	3,721	3,144
New billing system	—	2,024
Interest	1,123	1,195
Federal taxes payable	1,504	3,285
Accounts receivable credit balances	2,338	1,813
Other	7,233	6,152

	$44,187	$45,904

12. Borrowings

Borrowings consisted of the following at December 31, 2009 and 2008:

	December 31,
	2009	2008
	(In thousands)
Term loan due between 2008 and 2014	$115,202	$123,075
Less current maturities	38,675	6,394

Long-term debt, less current maturities	$76,527	$116,681

In connection with the Company’s acquisition of VistaCare, it entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) on February 28, 2008 with General Electric Capital Corporation and certain other lenders that provides the Company with a $130.0 million term loan (the “Term Loan”) and a $30.0 million revolving line of credit. The Term Loan was used to pay a portion of the purchase price and costs incurred with respect to the acquisition of VistaCare and to pay certain fees and expenses incurred in connection with the Credit Agreement. The revolving line of credit may be used to fund future acquisitions, working capital, capital expenditures and for general corporate purposes. The borrowing capacity under the credit agreement is reduced by any outstanding letters of credit and payments under the term loan. At December 31, 2009, outstanding letters of credit totaled $8.8 million and are used as collateral for insurance policies. As of December 31, 2009, the borrowing capacity under the credit agreement was $21.2 million, of which no amounts were drawn.

Borrowings under the Term Loan and revolving line of credit bear interest at an applicable margin above an Index Rate (based on the higher of the prime rate or 50 basis points over the federal funds rate) or above LIBOR. At December 31, 2009, both the applicable term loan margin and the applicable revolver margin for LIBOR loans were 2.50% and for Index Rate loans were 1.50%. At December 31, 2008, both the applicable term loan margin and the applicable revolver margin for LIBOR loans were 3.0% and for Index Rate loans were 2.0%. These margins are based on the Company’s leverage ratio and can vary from 2.50% to 3.25% for LIBOR loans and 1.50% to 2.25% for Index Rate loans.

In April 2008, the Company entered into two interest rate swap agreements described in note “13. Derivative Instrument and Hedging Activity” that effectively convert a notional amount of $60.0 million of floating rate borrowings to fixed rate borrowings.

Borrowings outstanding at December 31, 2009 were $115.2 million and carried a weighted-average interest rate of 4.3%, including the effect of the interest rate swaps. At December 31, 2009, $53.6 million of the Term Loan carried interest at LIBOR plus 2.50% (2.73%) while $40.0 million of the Term Loan carried interest at a fixed rate of 5.45% and $20.0 million of the Term Loan carried interest at a fixed rate of 5.92% as a result of interest rate swap agreements. The remaining $1.6 million of the Term Loan carried interest at the Index Rate plus 1.50% (4.75%).

Borrowings outstanding at December 31, 2008 were $123.1 million and carried a weighted-average interest rate of 5.7%, including the effect of the interest rate swaps. At December 31, 2008, $61.7 million of the Term Loan carried interest at LIBOR plus 3.00% (ranging from 5.15% to 5.34%) while $40.0 million of the Term Loan carried interest at a fixed rate of 5.95% and $20.0 million of the Term Loan carried interest at a fixed rate of 6.42% as a result of interest rate swap agreements. The remaining $1.4 million of the Term Loan carried interest at the Index Rate plus 2.00% (5.25%).

The final installment of the Term Loan will be due on February 28, 2014 and the revolving line of credit will expire on February 28, 2013. The revolving line of credit has an unused facility fee of 0.25% per annum. In connection with the acquisition of VistaCare, all of the subsidiaries of VistaCare (together with the Company, and certain of the Company’s subsidiaries, including VistaCare, the “Odyssey Obligors”) have become guarantors of the obligations under the Credit Agreement and have granted security interests in substantially all of their existing and after-acquired personal property. The Term Loan and the revolving line of credit are secured by substantially all of the Odyssey Obligors’ existing and after-acquired personal property, including the stock of certain subsidiaries owned by the Odyssey Obligors but not party to the Credit Agreement. The Odyssey Obligors are subject to affirmative and negative covenants under the Credit Agreement, including financial covenants consisting of a maximum leverage ratio and a minimum fixed charge coverage ratio. At both December 31, 2009 and 2008, the Company was in compliance with its financial covenants. The Company is subject to mandatory prepayments based on cash proceeds received from the sale of partnership interests and property. During the third quarter of 2009, the Company paid $1.5 million related to mandatory prepayments of principal, which were based on cash proceeds received from the sale of the Oklahoma City program. The Company paid approximately $2.1 million related to mandatory prepayments of principal during the year ended December 31, 2008. In addition, the Company is subject to an annual excess cash flow requirement, which may result in the Company having to make additional principal payments on its Term Loan. For the year ended December 31, 2009, the Company was obligated to make an excess cash flow payment of $29.3 million, which will be paid during the second quarter of 2010. No such payment was required to be made for the year ended December 31, 2008. In the future, the Company may be required to make additional principal payments related to the excess cash flow requirement.

The debt maturity schedule of the Term Loan is as follows and reflects the $29.3 million estimated cash flow payment that will be made during the second quarter of 2010 (in thousands):

2010	$38,675
2011	9,276
2012	11,015
2013	13,334
2014	42,902
Thereafter	—

Total	$115,202

In connection with the execution of the Second Amended and Restated Credit Agreement, the Company incurred approximately $4.4 million of loan costs during 2008 which are being amortized using the effective interest method over the life of the Credit Agreement. Deferred loan costs totaled $3.0 million and $3.8 million (net of accumulated amortization) at December 31, 2009 and 2008, respectively.

On November 7, 2008, the Company’s subsidiaries Odyssey HealthCare Operating A, LP, a Delaware limited partnership, Odyssey HealthCare Operating B, LP, a Delaware limited partnership, Hospice of the Palm Coast, Inc., a Florida not for profit corporation, and VistaCare, Inc., a Delaware corporation, entered into an Amendment No. 1 to Second Amended and Restated Credit Agreement with General Electric Capital Corporation and the other lenders signatory thereto. This amendment permits the Company’s existing investments in ARS, which otherwise would have been required to be liquidated on or prior to November 24, 2008, to be retained indefinitely.

13. Derivative Instrument and Hedging Activity

The Company entered into an interest rate swap agreement during April 2008, which effectively converts a notional amount of $40.0 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expires in April 2011. Under the terms of the interest rate swap agreement, the Company receives from the counterparty interest on the $40.0 million notional amount based on three-month LIBOR and pays to the counterparty a fixed rate of 2.95%. The Company entered into a second interest rate swap agreement in April 2008, which effectively converts a notional amount of $20.0 million of floating rate borrowings to fixed rate borrowings. The term of the second interest rate swap also expires in April 2011. Under the terms of the interest rate swap agreement, the Company receives from the counterparty interest on the $20.0 million notional amount based on three-month LIBOR and pays to the counterparty a fixed rate of 3.42%. The Company accounts for the interest rate swaps as a cash flow hedge. These swaps effectively converted $60.0 million of the Company’s variable-rate borrowings to fixed-rate borrowings beginning in April 2008 and through April 2011. The Company believes the interest rate swaps will be highly effective in achieving the Company’s goal of minimizing the volatility of cash flows associated with changes in interest rates on its variable debt.

FASB ASC Topic 815, “Derivatives and Hedging” (formerly SFAS No. 133—“Accounting for Derivative Instruments and Hedging Activities”), requires companies to recognize all derivative instruments as either assets or liabilities at fair value on the balance sheet. In accordance with ASC Topic 815, the Company has designated this derivative instrument as a cash flow hedge. As such, changes in the fair value of the derivative instrument are recorded as a component of other comprehensive income or loss (“OCI”) to the extent of effectiveness. The ineffective portion of the change in fair value of the derivative instrument is recognized in interest expense.

The Company is exposed to credit losses in the event of nonperformance by the counterparties to the two interest rate swap agreements. Management believes that the counterparties are creditworthy and anticipates that the counterparties and the Company will satisfy all obligations under the contracts. Hedge effectiveness testing for the year ended December 31, 2009 indicates that the swaps are highly effective hedges and as such, there is no amount related to hedging ineffectiveness to expense. As of December 31, 2009, the Company does not expect any amounts to be reclassified within the next twelve months to earnings from accumulated other comprehensive loss related to these cash flow hedges.

The fair values of the Company’s interest rate swap agreements as presented in the consolidated balance sheets are as follows (in thousands):

	Liability Derivatives
	December 31, 2009		December 31, 2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other Long Term Liabilities	$1,747	Other Long Term Liabilities	$2,042

The effect of the interest rate swap agreements on the Company’s consolidated comprehensive loss, net of related taxes, for the year ended December 31, is as follows (in thousands):

	Amount of Income/(Loss) Recognized in Other Comprehensive Income/(Loss)		Income/(Loss) Reclassified from Accumulated Other Comprehensive Loss to Earnings (effective portion)
	2009	2008	2009	2008
Derivatives designated as cash flow hedges:
Interest rate swap agreements	$185	$(1,303)	$—	$—

14. Fair Value of Financial Instruments

The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair values of the long-term debt are estimated using discounted cash flow analysis, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements. Management estimates that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and certain other assets are not materially different from their fair values.

The Company categorizes its assets and liabilities recorded at fair value based upon the following fair value hierarchy established by the FASB.

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The table below sets forth our fair value hierarchy for our ARS and interest rate swaps measured at fair value as of December 31, 2009.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset:
Auction rate securities	$—	$—	$12,425	$12,425

Liabilities:
Interest rate swaps	$—	$—	$1,747	$1,747

The table below sets forth our fair value hierarchy for our ARS and interest rate swaps measured at fair value as of December 31, 2008.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset:
Auction rate securities	$—	$—	$16,659	$16,659

Liabilities:
Interest rate swaps	$—	$—	$2,042	$2,042

The Company prepares a discounted cash flow analysis for its ARS to estimate a fair value each quarter. The assumptions used include an estimated maturity of one year, which is when the Company estimates it will be able to liquidate these ARS at par and a discount rate to reflect the current reduced liquidity of these ARS. The discount rate was calculated by taking the existing interest rate being earned on the ARS as of December 31, 2009 and including a liquidity risk premium rate, which was calculated based on the treasury yields applicable to the ARS maturity dates as of December 31, 2009. During the years ended December 31, 2009 and 2008, the Company reduced the fair value of the ARS by $0.1 million and $0.4 million (before taxes) based on this analysis. Changes in the fair value of the ARS are recognized, net of tax in accumulated other comprehensive income (loss). During October 2009, the Company liquidated one ARS at par for $4.1 million.

Also, at December 31, 2009, the Company had liabilities related to its interest rate swaps of approximately $1.7 million, before income taxes, that were measured at fair value on a recurring basis using the Level 3 valuation methodology. The fair value reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities along with estimates of current credit spreads, to evaluate the likelihood of default by the Company or its counterparties.

The Company’s cash and cash equivalents are measured at fair value using the Level 1 valuation methodology.

The following table presents the changes in fair value of the Company’s Level 3 assets and liabilities for the years ended December 31, 2009 and 2008 (in thousands):

	Significant Unobservable Inputs (Level 3)
	ARS	Interest Rate Swaps
Balance at January 1, 2008	$—	$—
Transfers from Level 1	41,450	—
Transfers to Level 1	(24,350)
Unrealized loss included in other comprehensive loss (before tax)	(441)	(2,042)

Balance at December 31, 2008	16,659	(2,042)
Transfers to Level 1	(4,100)	—
Unrealized income (loss) included in other comprehensive loss (before tax)	(134)	295

Balance at December 31, 2009	$12,425	$(1,747)

15. Comprehensive Income

The FASB established guidelines for reporting changes in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income attributable to Odyssey stockholders includes the net change in the fair value of ARS and interest rate swaps, net of income tax, and are included as a component of Odyssey stockholders’ equity.

The components of comprehensive income, net of income tax, are as follows (in thousands):

	For the years ended December 31,
	2009	2008	2007
Net income	$41,204	$14,683	$12,125
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on interest rate swaps(1)	185	(1,303)	—
Unrealized loss on ARS(2)	(81)	(282)	—

Total other comprehensive income (loss), net of tax	104	(1,585)	—

Comprehensive income	41,308	13,098	12,125
Less: comprehensive income attributable to noncontrolling interests	613	257	14

Comprehensive income attributable to Odyssey stockholders	$40,695	$12,841	$12,111

(1)	Unrealized income (loss) on interest rate swaps is recorded net of tax expense (benefit) of $0.1 million and $(0.7) million for the years ended December 31, 2009 and 2008, respectively.

(2)	Unrealized loss on ARS is recorded net of tax (benefit) of $(0.1) million and $(0.2) million for the years ended December 31, 2009 and 2008, respectively.

The components of accumulated other comprehensive loss are as follows (in thousands):

	As of December 31,
	2009	2008
Unrealized loss on interest rate swaps	$(1,118)	$(1,303)
Unrealized loss on ARS	(363)	(282)

Accumulated other comprehensive loss, net of income taxes	$(1,481)	$(1,585)

16. Income Taxes

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2009	2008
	(In thousands)
Current deferred tax assets:
Accounts receivable	$2,954	$2,919
Insurance	441	255
Accrued compensation	2,081	1,930
Workers’ compensation	4,020	3,402
Accrued Medicare cap contractual adjustments	452	4,491
Other	287	322

	10,235	13,319
Non-current deferred tax assets and liabilities:
Deferred compensation	5,949	4,314
Federal net operating loss	168	3,211
Accrued rent	2,485	1,519
Amortizable and depreciable assets	(25,335)	(24,254)
Interest rate swaps and ARS	841	897
Other	721	703

	(15,171)	(13,610)

Net deferred tax liabilities	$(4,936)	$(291)

The components of the Company’s income tax expense (benefit) are as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Current:
Federal	$16,025	$12,268	$6,416
State	3,219	1,683	1,067

	19,244	13,951	7,483
Deferred:
Federal	5,192	(2,011)	466
State	147	(799)	52

	5,339	(2,810)	518

	$24,583	$11,141	$8,001

The reconciliation of income tax expense computed at the federal statutory tax rate to income tax expense is as follows:

	Year Ended December 31,
	2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Tax at federal statutory rate	$22,985	35%	$10,787	35%	$8,342	35%
State income tax, net of federal benefit	2,213	3	852	3	727	4
Municipal interest income not included in taxable income	(149)	—	(567)	(2)	(739)	(4)
Income tax credits	(307)	(1)	(279)	(1)	(313)	(2)
Other non-deductible expenses and other	(159)	—	348	1	(16)	—

	$24,583	37%	$11,141	36%	$8,001	33%

In July 2006, the FASB issued guidance regarding accounting for uncertainty in income taxes (formerly FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”), which became effective for the Company on January 1, 2007. As a result of the application of this guidance, the Company recorded an adjustment of $0.4 million to its opening balance of retained earnings and reclassified $1.3 million from deferred tax liabilities to other liabilities for uncertain tax positions. If these liabilities are settled favorably, it would impact the Company’s effective tax rate. The only periods still subject to audit for the Company’s federal tax return are the 2006 through 2009 tax years. The Company will classify interest and penalties in the provision for income taxes. The Company has recorded an accrual of $46,000 and $0.1 million for interest in the provision for income taxes during the years ended December 31, 2009 and 2008, respectively.

The activity of the liability for uncertain tax positions is as follows (in thousands):

Balance January 1, 2008	$1,322
Accrual of interest	81

Balance December 31, 2008	1,403
Accrual of interest	46

Balance December 31, 2009	$1,449

The Company does not expect a significant increase or decrease to the liability for uncertain tax positions over the next twelve months.

The Company had federal and state net operating loss (“NOL”) carryforwards of $0.5 million and $1.4 million, respectively, at December 31, 2009. However, due to the uncertainty in recognizing the state NOLs, a full valuation allowance has been established for the state NOLs. All NOLs were acquired from VistaCare. The Company expects to utilize the federal NOLs by 2011.

17. Retirement Plan

The Company sponsors a 401(k) plan, which is available to substantially all employees after meeting certain eligibility requirements. After the acquisition of VistaCare and termination of the VistaCare 401(k) plan, the employees of VistaCare were able to enroll in the Company’s 401(k) plan subject to meeting certain eligibility requirements. The plan provides for contributions by the employees based on a percentage of their income. The Company, at its discretion, may make contributions. Matching contributions totaled $1.5 million, $1.2 million and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

18. Commitments and Contingencies

Leases

The Company leases office space and equipment at its various locations. Most of the Company’s lease terms have escalation clauses and renewal options, typically equal to the original lease term. Total rental expense was $21.1 million, $20.1 million and $13.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum rental commitments under noncancelable operating leases for the years subsequent to December 31, 2009, are as follows (in thousands):

2010	$17,931
2011	14,396
2012	11,718
2013	9,409
2014	6,456
Thereafter	4,510

$64,420

Contingencies

On February 14, 2008, the Company received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office notifying the Company that it is conducting an investigation concerning Medicaid hospice services provided by the Company, including the Company’s practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by the Company’s programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that the Company has at this time, the Company cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources. The Company believes that it is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

On May 5, 2008, the Company received a letter from the United States Department of Justice (“DOJ”) notifying the Company that it is conducting an investigation of VistaCare, Inc. and requesting that the Company provide certain information and documents related to its investigation of claims submitted by VistaCare to Medicare, Medicaid and TRICARE from January 1, 2003 through March 6, 2008, the date the Company completed the acquisition of VistaCare. The Company was informed that the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5, 2009 and served on the Company on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. While these actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action, the Company considers them to be positive developments. The Company continues to cooperate with the DOJ and the Texas Attorney General in their investigation of the Company. Based on the limited information that the Company has at this time, it cannot predict the outcome of the qui tam lawsuit or the related investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or the Texas Attorney General may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

The Company has been named in a class action lawsuit filed on November 6, 2008 in Superior Court of California, Los Angeles County by Charlia Cornish (“Cornish”) alleging class-wide wage and hour issues at its California hospice programs. The suit alleges failure to provide overtime compensation, meal and break periods, accurate itemized wage statements, and timely payment of wages earned upon leaving employment. The purported class includes all persons employed by the Company in California as an admission nurse, a case manager registered nurse, a licensed vocational nurse, a registered nurse, a home health aide, a medical social worker, a triage coordinator, an office manager, a patient care secretary or a spiritual counselor at anytime on or after November 6, 2004. The lawsuit seeks payment of unpaid wages, damages, interest, penalties and reasonable attorneys’ fees and costs. In January 2009 the Company successfully moved the lawsuit to Federal District Court in the Central District of California. On September 21, 2009, the court ruled in the Company’s favor denying plaintiff’s request to amend and granting the Company’s motion for summary judgment dismissing the lawsuit in its entirety. The plaintiff has elected not to appeal the decision dismissing the plaintiff’s lawsuit.

On January 5, 2009, the Company received a letter from the Georgia State Health Care Fraud Control Unit notifying the Company that it is conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007 and requesting certain documents. The Company is cooperating with the Georgia State Health Care Fraud Control Unit and has complied with the document request. Based on the preliminary stage of this investigation and the limited information that the Company has at this time, the Company cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

On February 2, 2009, the Company received a subpoena from the United States Office of Inspector General (“OIG”) requesting certain documents related to the Company’s provision of continuous care services from January 1, 2004 through February 2, 2009. On September 9, 2009, the Company received a second subpoena from the OIG requesting medical records for certain patients who had been provided continuous care services by the Company during the same time period. The Company is cooperating with the OIG and is in the process of complying with the subpoena requests. Based on the preliminary stage of this investigation and the limited information that the Company has at this time the Company cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

On March 5, 2009, the Company received a notice submitted on behalf of Ronaldo Ramos to the California Labor & Workforce Development Agency regarding his intent to file a claim for penalties pursuant to the California Private Attorney General Act for alleged violations of the California Labor Code. Ramos is a former employee of the Company and alleges that he and others similarly situated were improperly paid for on-call hours. His notice indicates that he intends to seek to recover unpaid wages, overtime, penalties, punitive damages, interest, and attorney’s fees. The Company is not aware of him filing a lawsuit. The Company believes that it has complied with all regulations at issue, and it intends to vigorously defend against the claims asserted. Because the matter is in its early stage, the Company cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

The Company has been named in a class action lawsuit filed on January 25, 2010, in the United States District Court Southern District of Texas Houston Division by Bobby Blevins, a former employee, alleging failure to pay overtime to a purported class of similarly situated hourly-paid current and former nurse employees. The plaintiff seeks to recover unpaid overtime compensation, damages and attorney fees. The Company believes that it has complied with all regulations at issue, and intends to vigorously defend against the claims asserted. Because of the early stage of this suit, the Company cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

On February 23, 2010, the Company received a subpoena from the OIG requesting various documents and certain patient records of one its hospice programs relating to services performed from January 1, 2006 through December 31, 2009. The Company is cooperating with the OIG and is in the process of complying with the subpoena request. Because of the preliminary stage of this investigation and the limited information that the Company has at this time the Company cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

From time to time, the Company may be involved in other litigation matters relating to claims that arise in the ordinary course of its business. Although the ultimate liability for these matters cannot be determined, based on the information currently available to the Company, the Company does not believe that the resolution of these other litigation matters to which the Company is currently a party will have a material adverse effect on the Company’s business, results of operations or liquidity. Accrued legal fees and other reserves at December 31, 2009 and 2008, were $2.8 million and $2.3 million, respectively, which primarily related to these other litigation matters.

19. Segment Information

The Company currently evaluates performance and allocates resources primarily on the basis of cost per day of care and income from continuing operations. During 2009, the Company reorganized the regions and restated the financial information presented below for current and prior periods. Prior periods have also been restated for the reclassification of discontinued programs to discontinued operations. The distribution by regions of the Company’s net patient service revenue, direct hospice care expenses, income (loss) from continuing operations before other income (expense) (which is used by management for operating performance review), average daily census and total assets are summarized in the following tables:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Net patient service revenue:
Northeast	$62,474	$56,987	$38,869
Southeast	56,860	53,098	48,340
South Central	69,286	59,098	47,911
Midwest	105,766	87,263	56,302
Texas	127,855	114,278	62,716
Mountain	74,607	79,261	58,389
West	75,183	70,984	60,708
South	56,264	48,267	13,042
Southwest	57,495	47,591	12,816
Odyssey Support Center	648	(777)	(861)

	$686,438	$616,050	$398,232

Direct hospice care expenses:
Northeast	$34,577	$32,687	$21,511
Southeast	34,370	32,021	30,912
South Central	42,817	38,254	30,057
Midwest	60,585	51,395	32,551
Texas	77,914	71,400	39,677
Mountain	41,788	43,704	32,434
West	38,640	35,791	31,481
South	33,462	28,856	8,183
Southwest	33,494	28,261	6,986
Odyssey Support Center	(873)	(924)	(128)

	$396,774	$361,445	$233,664

Income (loss) from continuing operations before other income (expense):
Northeast	$15,433	$11,617	$8,233
Southeast	9,871	7,799	5,745
South Central	11,702	6,175	6,981
Midwest	23,798	16,277	10,837
Texas	22,100	17,397	7,400
Mountain	18,626	19,982	14,243
West	21,144	20,273	15,056
South	8,251	6,218	1,218
Southwest	12,292	9,273	2,231
VistaCare Support Center	752	(12,522)	—
Odyssey Support Center	(71,589)	(65,951)	(50,231)

	$72,380	$36,538	$21,713

	Year Ended December 31,
	2009	2008	2007
Average Daily Census (unaudited):
Northeast	1,149	1,084	768
Southeast	1,117	1,064	1,067
South Central	1,228	1,125	949
Midwest	1,938	1,689	1,104
Texas	2,389	2,188	1,227
Mountain	1,257	1,366	1,031
West	1,166	1,124	991
South	1,039	926	236
Southwest	1,097	944	276

	12,380	11,510	7,649

	December 31,
	2009	2008
	(In thousands)
Total Assets:
Northeast	$20,800	$20,954
Southeast	20,199	32,935
South Central	40,484	32,369
Midwest	54,033	46,016
Texas	66,128	72,181
Mountain	59,609	58,591
West	19,196	21,305
South	27,353	25,648
Southwest	38,293	35,769
Odyssey Support Center	156,909	115,183

	$503,004	$460,951

20. Unaudited Quarterly Financial Information

The quarterly interim financial information shown below has been prepared by the Company’s management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein:

	2009 Calendar Quarters
	First	Second	Third	Fourth
	(In thousands, except per share amounts)
Total net revenues	$167,532	$170,295	$175,234	$173,377
Net income	8,855	8,600	11,780	11,967
Less: Net income attributable to noncontrolling interests	136	81	199	196

Net income attributable to Odyssey stockholders	$8,719	$8,519	$11,581	$11,771

Net income attributable to Odyssey stockholders per share:
Basic	$0.27	$0.26	$0.35	$0.36
Diluted	$0.26	$0.26	$0.35	$0.35
Weighted average shares outstanding—Basic	32,801	32,905	32,932	33,098
Weighted average shares outstanding—Diluted	32,950	33,059	33,332	33,647

	2008 Calendar Quarters
	First	Second	Third	Fourth
	(In thousands, except per share amounts)
Total net revenues	$122,808	$160,716	$165,241	$167,284
Net income	1,499	1,666	6,022	5,496
Less: Net (loss) income attributable to noncontrolling interests	(33)	13	135	142

Net income attributable to Odyssey stockholders	$1,532	$1,653	$5,887	$5,354

Net income attributable to Odyssey stockholders per share:
Basic	$0.05	$0.05	$0.18	$0.16
Diluted	$0.05	$0.05	$0.18	$0.16
Weighted average shares outstanding—Basic	32,639	32,660	32,670	32,724
Weighted average shares outstanding—Diluted	32,802	32,872	33,052	32,936

21. Merger with Gentiva Health Services, Inc. — Unaudited

Background

On August 17, 2010 (the “Closing Date”), the acquisition of the Company was completed pursuant to an Agreement and Plan of Merger, dated as of May 23, 2010 ( the “Plan of Merger”) by and among Gentiva Health Services, Inc. (“Gentiva”), its wholly-owned subsidiary GTO Acquisition Corp. (“Merger Sub”) and Odyssey. On the Closing Date, Merger Sub merged with and into Odyssey with Odyssey continuing as the surviving corporation and as one of Gentiva’s wholly-owned subsidiaries. Upon consummation of the Merger, each issued and outstanding share of Odyssey common stock was converted into the right to receive $27.00 in cash, without interest. The aggregate amount payable to holders of Odyssey’s common stock and holders of stock options and restricted stock units issued under Odyssey’s compensation plans was approximately $964 million (the “Merger Consideration”).

In addition, on the Closing Date, (1) Gentiva entered into a new senior secured credit agreement which provided for a $200 million term loan A facility, a $550 million term loan B facility and a $125 million revolving credit facility (the “Credit Agreement”) and (2) Gentiva completed the issuance of $325 million aggregate principal amount of senior notes due 2018 (the “Senior Notes”). Borrowings under the Credit Agreement and the Senior Notes are guaranteed jointly and severally by substantially all of Gentiva’s subsidiaries, including Odyssey and certain of its subsidiaries. Gentiva used a combination of cash on hand and proceeds received under the Credit Agreement and Senior Notes to, among other things, pay the Merger Consideration and repay all amounts outstanding under Odyssey’s then existing credit facility, which was then terminated.

22. Supplemental Guarantor and Non-Guarantor Financial Information

Gentiva anticipates that its guarantor subsidiaries, including Odyssey and certain of its subsidiaries, will be guarantors of debt securities which will be registered under the Securities Act of 1933 upon the exchange of the Senior Notes for substantially similar registered notes. The condensed consolidating financial statements presented below are provided pursuant to Rule 3-10 of Regulation S-X. Separate financial statements of each Odyssey subsidiary guaranteeing Gentiva’s debt securities are not presented because the guarantor subsidiaries are fully and unconditionally, jointly and severally liable under the guarantees, and are 100% owned by Odyssey.

The condensed consolidating financial statements include the balance sheet as of December 31, 2009 and statements of income and of cash flows for the year ended December 31, 2009 of (i) Odyssey, (ii) its guarantor subsidiaries, (iii) its non-guarantor subsidiaries and (iv) the eliminations necessary to arrive at the information for Odyssey on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of Odyssey as of and for the year ended December 31, 2009.

	Condensed Consolidating Balance Sheet December 31, 2009 (In thousands)

	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

ASSETS
Current assets:
Cash and cash equivalents	$128,178	$—	$454	$—	$128,632
Receivables, net	—	107,823	2,770	—	110,593
Income tax receivable	—	352	—	—	352
Deferred tax assets	—	10,235	—	—	10,235
Prepaid expenses and other current assets	—	3,920	2,097	—	6,017

Total current assets	128,178	122,330	5,321	—	255,829
Property and equipment, net of accumulated depreciation	—	20,509	191	—	20,700
Deferred loan costs, net	—	3,033	—	—	3,033
Long term investments	—	12,425	—	—	12,425
Intangible assets, net	—	19,151	100	—	19,251
Goodwill	—	186,017	5,749	—	191,766
Investment in subsidiaries	235,775	6,194	—	(241,969)	—

Total assets	$363,953	$369,659	$11,361	$(241,969)	$503,004

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$2,914	$1,102	$—	$4,016
Current maturities of long-term debt	38,675	—	—	—	38,675
Other current liabilities	—	111,254	1,604	—	112,858

Total current liabilities	38,675	114,168	2,706	—	155,549
Long-term debt, less current maturities	76,527	—	—	—	76,527
Deferred tax liability	—	15,171	—	—	15,171
Other liabilities	—	4,545	52	—	4,597
Total Odyssey stockholders’ equity	248,751	235,775	6,194	(241,969)	248,751
Non controlling interest	—	—	2,409	—	2,409

Total equity	248,751	235,775	8,603	(241,969)	251,160

Total liabilities and equity	$363,953	$369,659	$11,361	$(241,969)	$503,004

	Condensed Consolidating Statement of Income For the Year Ended December 31, 2009 (In thousands)

	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net patient service revenue	$—	$666,162	$20,276	$—	$686,438
Operating expenses:
Direct hospice care	—	384,814	11,960	—	396,774
General and administrative — hospice care	—	130,056	4,279	—	134,335
General and administrative — support center	—	63,448	1,286	—	64,734
Provision for uncollectible accounts	—	11,412	78	—	11,490
Depreciation	—	6,195	138	—	6,333
Amortization	—	392	—	—	392

Income from continuing operations before other income (expense)	—	69,845	2,535	—	72,380
Interest expense, net	(6,017)	—	(78)	—	(6,095)
Equity in earnings of subsidiaries	44,207	864	—	(45,071)	—

Income from continuing operations before income taxes	38,190	70,709	2,457	(45,071)	66,285
Income tax benefit (provision)	2,401	(26,004)	(980)	—	(24,583)

Income from continuing operations	40,591	44,705	1,477	(45,071)	41,702
Loss from discontinued operations, net of income taxes	—	(498)	—	—	(498)

Net income	40,591	44,207	1,477	(45,071)	41,204
Less: Net income attributable to noncontrolling interests	—	—	613	—	613

Net income attributable to Odyssey shareholders	$40,591	$44,207	$864	$(45,071)	$40,591

	Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2009 (In thousands)

	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

OPERATING ACTIVITIES:
Net cash provided by operating activities	$2,195	$77,389	$2,066	$—	$81,650

INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	—	(3,035)	—	—	(3,035)
Cash received from sale of hospice programs and property	—	1,490	—	—	1,490
Sales of short-term and long-term investments	4,100	—	—	—	4,100
Purchases of property and equipment, net	—	(6,545)	(93)	—	(6,638)

Net cash provided by (used in) investing activities	4,100	(8,090)	(93)	—	(4,083)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,215	—	—	—	2,215
Proceeds from borrowings under credit facility	(7,873)	—	—	—	(7,873)
Net payments related to intercompany financing	69,954	(69,299)	(655)	—	—
Other financing activities	2,502	—	(1,822)	—	680

Net cash provided by (used in) financing activities	66,798	(69,299)	(2,477)	—	(4,978)

Net change in cash and cash equivalents	73,093	—	(504)	—	72,589
Cash and cash equivalents at beginning of year	55,085	—	958	—	56,043

Cash and cash equivalents at end of year	$128,178	$—	$454	$—	$128,632